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                                                                     Exhibit 5.1

DVORAK & ASSOCIATES, LTD.
Attorneys and Counselors at Law
================================================================================
136 Arbor Way                                                    P.O. Box 230656
Henderson, Nevada 89074                                 Las Vegas, Nevada  89123
                                                                    702.768.2960
                                                              (Fax) 702.794.4532
                                                                bdvorak@lvcm.com
May 8, 2003

Holladay Stock Transfer, Inc.
2939 North 67th Place
Scottsdale, AZ  85251

     Re: Transfer of Twenty-five Million (25,000,000) Shares of MicroSignal Corporation, A Nevada Public Corporation For Exxcode, Inc., a Nevada Corporation

Dear Sir:

I am an attorney licensed to practice law in the State of Nevada. I have been asked to render an opinion as to whether the transfer of Twenty-five Million (25,000,000) Shares (the "Shares") from MicroSignal to the shareholders of Exxcode pursuant to a Purchase Agreement in exchange for Exxcode shares may be issued without a restrictive legend pursuant to Rule 144.

These shares, which are reflected in the attached transfer item instruction sheet, issued by yourselves on April 30, 2003, are being transferred by the original shareholders of Exxcode, Inc., as follows:

AGAP SERENE SERVICES, INC.                  1,250,000
BERAMA GIORGIO, INC.                        1,250,000
DE LA NORTE TRADING LIMITED                 1,250,000
ELAN FIRST MERCHANT LIMITED                 1,250,000
ELETA BRUNELLE COMMERCIAL, INC              1,250,000
FAZA GEE INDUSTRIAL, INC.                   1,250,000
HIAGET GEARS, INC.                          1,250,000
HUNTION TRADING LIMITED                     1,250,000
INDE ENTERPRISES, INC.                      1,250,000
JULES T. ENGELHARDT, INC.                   1,250,000
MONCOM ENTERPRISES, LTD.                    1,250,000
TOBIAN ENTERPRISES, LTD.                    1,250,000
VIFORD TRADING LIMITED                      1,250,000
ANGELINA TRUST                              1,250,000
POSITANO TRUST                              1,250,000
SAGE TRUST                                  1,250,000
BONJOUR TRUST                               1,250,000
DERIVATIVES TRUST                           1,250,000
PORTOLIO TRUST                              1,250,000
SHAREHOLDER RELATIONS USA, INC.             1,250,000

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Page 2
MicroSignal/Exxcode Exchange Opinion Letter
May 8, 2003


An examination of the Exxcode shares indicates that these same shareholders have held their Exxcode shares in excess of three (3) years. They are being exchanged by MicroSignal in a one for one (1-1) share exchange pursuant to a validly signed Purchase and Merger Agreement.
Since the original shares are over 3 years old, the requirements of Rule 144(d) are met and the transfer of the original shares of Exxcode shares for new MicroSignal are pursuant to the expectations of that rule, the date of the original shares survives.

It is our opinion that Holladay Stock Transfer may issue (transfer) the Exxcode shares for new MicroSignal shares without restrictive legend if the holder:

     1. is not a Company affiliate (defined by Rule 144 as "a person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such issuer, "i.e. the Company at the time of such sale or transfer, and

     2. has not been an affiliate of the Company within the three month period preceding such sales or transfer; and

     3. has beneficially owned the Shares (as defined in Subsection (d) of Rule 144) for a period of at least one year prior to such sale or transfer or tacks to such period and represents less than 1 percent of the issued and outstanding shares of the issuer.

     It is further my opinion Holladay may issue the exchanged shares without restrictive legend to the original shareholders of Exxcode in accordance with Rule 144 by virtue of having met the rules and requirements of Rule 144 including having owned the shares for a period in excess of one year or tacking to such period and because the shareholders are not Company affiliates nor have they been affiliates of the Company within the three month periods preceding the date of this letter.


Sincerely,


Brian Dvorak, Esq.